Exhibit 99.1

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Diamondhead Casino Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Diamondhead Casino Corporation and Subsidiaries (the “Company”) as of December 31, 2022, the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses, and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment Assessment on Land

Description of the Matter

As discussed in Note 3 to the financial statements, the Company has land held for development which is carried at cost of $5,476,097 at December 31, 2022. The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the assets to the undiscounted future cash flows projected to be generated by the assets. If such assets are considered impaired, the impairment to be recognized is measured by the amount the carrying value exceeds the fair value of such assets determined by appraisal, discounted cash flow projections, or other means. The Company determined that no impairment existed as of December 31, 2022.

We identified the evaluation of the impairment analysis of land as a critical audit matter. There was a high degree of subjective auditor judgement required to evaluate whether the land was impaired.

How We Addressed the Matter in Our Audit

The following are the primary procedures we performed to address this critical audit matter. With the assistance of valuation specialists employed by us, our audit procedures included, among others, understanding of and evaluating the methodology used by the Company, assessing the reasonableness of the methodology of the underlying analysis, evaluating the significant assumptions and data inputs utilized in the Company’s analysis.

/s/ Marcum llp

We have served as the Company’s auditor since 2004 (such date takes into account the acquisition of Friedman LLP by Marcum LLP effective September 1, 2022).

Marlton, New Jersey
March 30, 2023

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Diamondhead Casino Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Diamondhead Casino Corporation and Subsidiaries (the “Company”) as of December 31, 2021, and the related consolidated statement of operations, changes in stockholders’ deficiency and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant recurring net losses over the past several years. In addition, the Company has no operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continued existence is dependent upon its ability to raise the necessary capital with which to satisfy liabilities, fund future costs and expenses and develop the Diamondhead, Mississippi property. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the board of directors and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Impairment Assessment on Land

As discussed in Note 3 to the financial statements, the Company has land held for development which is carried at cost of $5,476,097 at December 31, 2021. The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the assets to the undiscounted future cash flows projected to be generated by the assets. If such assets are considered impaired, the impairment to be recognized is measured by the amount the carrying value exceeds the fair value of such assets determined by appraisal, discounted cash flow projections, or other means. The Company determined that no impairment existed as of December 31, 2021.

We identified the evaluation of the impairment analysis of land as a critical audit matter. There was a high degree of subjective auditor judgement required to evaluate whether the land was impaired.

To test the Company’s evaluation of the land for impairment, we performed audit procedures that included, among others, obtaining an understanding of and evaluating the methodology used by the Company, and assessing the reasonableness of the methodology of the underlying analysis. In addition, we evaluated significant assumptions and data inputs utilized in the Company’s analysis.

/s/ Friedman LLP

We have served as the Company’s auditor from 2004-2022.

Marlton, New Jersey

March 21, 2022

F-3

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$55,885	$82,091
Total current assets	55,885	82,091
Land (Note 3)	5,476,097	5,476,097
Other assets	80	80
Total assets	$5,532,062	$5,558,268

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses due related parties (Note 4)	$7,462,182	$6,585,289
Accounts payable and accrued expenses - others (Note 4)	4,918,538	4,132,371
Convertible notes and line of credit payable (Note 5)	1,962,500	1,962,500
Debenture payable (Note 6)	50,000	50,000
Convertible debenture payable (Note 6)	1,800,000	1,800,000
Short term notes and interest bearing advance (Note 7)	80,504	80,504
Notes payable due related parties (net of unamortized debt discount of $0 and $13,583, respectively) (Note 8)	720,651	722,172
Notes payable due others (net of unamortized debt discount of $24,937 and $55,017, respectively) (Note 9)	532,563	372,483
Total liabilities	17,526,938	15,705,319

Commitments and contingencies (Notes 3 and 14)

Stockholders’ deficit:
Preferred stock, $0.01 par value; shares authorized 5,000,000, outstanding 2,086,000 at December 31, 2022 and December 31, 2021 (aggregate liquidation preference of $2,519,080 at December 31, 2022 and 2021)	20,860	20,860
Common stock, $0.001 par value; shares authorized 50,000,000, issued: 39,052,472 at December 31, 2022 and 2021, outstanding: 36,297,576 at December 31, 2022 and 2021	39,052	39,052
Additional paid-in capital	36,122,078	36,100,973
Unearned ESOP shares	(2,609,264)	(2,727,866)
Accumulated deficit	(45,351,375)	(43,394,070)
Treasury stock, at cost, 1,004,886 and 925,341 shares at December 31, 2022 and 2021	(216,227)	(186,000)
Total stockholders’ deficit	(11,994,876)	(10,147,051)
Total liabilities and stockholders’ deficit	$5,532,062	$5,558,268

See the accompanying notes to these consolidated financial statements.

F-4

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	Year Ended
	December 31,
	2022	2021
COSTS AND EXPENSES
Administrative and general	$929,236	$665,788
Other	71,450	69,709
Total costs and expenses	1,000,686	735,497

OTHER EXPENSE (INCOME)
Interest expense:
Related parties	415,330	403,860
Other	439,689	379,749
Total other expense (income), net	855,019	783,609

NET LOSS	(1,855,705)	(1,519,106)

PREFERRED STOCK DIVIDENDS	(101,600)	(101,600)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,957,305)	$(1,620,706)

Weighted average common shares outstanding - basic and diluted	36,297,576	36,297,576
Net loss per common share - basic and diluted	$(0.054)	$(0.045)

See the accompanying notes to these consolidated financial statements.

F-5

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

					Additional						Total
	Preferred Stock		Common Stock		Paid-in	Unearned ESOP		Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Shares	Amount	Deficit

Balances at December 31, 2020	2,086,000	$20,860	39,052,472	$39,052	$36,042,139	1,909,100	$(2,846,468)	$(41,773,364)	845,796	$(166,114)	$(8,683,895)
Shares acquired from ESOP	-	-	-	-	(98,716)	(79,545)	118,602	-	79,545	(19,886)	-
Common stock to be issued in connection with notes payable	-	-	-	-	124,050	-	-	-	-	-	124,050
Common stock to be issued in connection with related party notes payable	-	-	-	-	33,500	-	-	-	-	-	33,500
Dividends	-	-	-	-	-	-	-	(101,600)	-	-	(101,600)
Net loss	-	-	-	-	-	-	-	(1,519,106)	-	-	(1,519,106)
Balances at December 31, 2021	2,086,000	$20,860	39,052,472	39,052	36,100,973	1,829,555	(2,727,866)	(43,394,070)	925,341	(186,000)	(10,147,051)
Shares acquired from ESOP	-	-	-	-	(88,375)	(79,545)	118,602	-	79,545	(30,227)	-
Common stock to be issued in connection with notes payable	-	-	-	-	98,000	-	-	-	-	-	98,000
Stock compensation	-	-	-	-	11,480	-	-	-	-	-	11,480
Dividends	-	-	-	-	-	-	-	(101,600)	-	-	(101,600)
Net loss	-	-	-	-	-	-	-	(1,855,705)	-	-	(1,855,705)
Balances at December 31, 2022	2,086,000	$20,860	39,052,472	$39,052	$36,122,078	1,750,010	$(2,609,264)	$(45,351,375)	1,004,886	$(216,227)	$(11,994,876)

See the accompanying notes to these consolidated financial statements.

F-6

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	Year Ended
	December 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(1,855,705)	$(1,519,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	141,663	139,285
Stock-based compensation	11,480	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses - related parties	775,293	754,560
Accounts payable and accrued expenses - other	786,167	294,491
Net cash used in operating activities	(141,102)	(330,770)
Cash flows from financing activities:
Proceeds from note payable - others	130,000	225,000
Proceeds (repayments) from notes payable issued to related parties	(15,104)	114,078
Repayment of notes payable issued to related parties	-	(14,928)
Net cash provided by financing activities	114,896	324,150
Net change in cash	(26,206)	(6,620)
Cash at beginning of period	82,091	88,711
Cash at end of period	$55,885	$82,091
	-
Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-

Supplemental disclosure of non-cash financing activities:
Unpaid preferred stock dividends in accounts payable and accrued expenses	$101,600	$101,600

Common stock to be issued in connection with notes payable	$98,000	$124,050
Common stock to be issued in connection with related party notes payable	$-	$33,500

See the accompanying notes to these consolidated financial statements.

F-7

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

Diamondhead Casino Corporation and its Subsidiaries (the “Company”) own a total of approximately 400 acres of unimproved land in Diamondhead, Mississippi (“the Property”). Active subsidiaries of the Company include Mississippi Gaming Corporation, which owns the approximate 400-acre site and Casino World, Inc.

The Company’s intent was to construct a casino resort and other amenities on the Property unilaterally or, in conjunction with one or more joint venture partners. However, the Company has been unable to date, to obtain financing to move the project forward and/or enter into a joint venture partnership. Due to its lack of financial resources and certain law suits filed against it, the Company has been forced to explore other alternatives, including a sale of part or all of the Property. The Company’s preference is to sell only part of the Property inasmuch as this would appear to be in the best interest of the stockholders of the Company. However, there can be no assurance the Company will be able to sell only part of the Property. The Company intends to continue to pursue a joint venture partnership and/or other financing while seeking a viable purchaser for part or all of the Property. Thus, on March 25, 2019, Mississippi Gaming Corporation entered into a brokerage agreement with an unrelated third party to seek a buyer for all or part of the Property or, alternatively, to seek a joint venture partner for the project. The brokerage agreement has expired, but the Company continues to work with the broker on the same terms under the contract.

Note 2. Liquidity and Going Concern

These consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses over the past several years, has no operations, generates no operating revenues, and as reflected in the accompanying consolidated financial statements, incurred a net loss applicable to common stockholders of $1,957,305 for the year ended December 31, 2022. In addition, the Company had an accumulated deficit of $45,351,375 at December 31, 2022. Due to its lack of financial resources, the Company has been forced to explore other alternatives, including a sale of part or all of the Property.

The Company has had no operations since it ended its gambling cruise ship operations in 2000. Since that time, the Company has concentrated its efforts on the development of its Diamondhead, Mississippi property. That development is dependent upon the Company obtaining the necessary capital, through either equity and/or debt financing, unilaterally or in conjunction with one or more partners, to master plan, design, obtain permits for, construct, open, and operate a casino resort.

In the past, in order to raise capital to continue to pay on-going costs and expenses, the Company has borrowed funds, through Private Placements of convertible instruments as well as through other secured notes which are more fully described in Notes 5 through 9 to these consolidated financial statements. The Company is in default with respect to payment of both principal and interest under the terms of most of these instruments. In addition, at December 31, 2022, the Company had $12,380,720 of accounts payable and accrued expenses and $55,885 in cash on hand.

The above conditions raise substantial doubt as to the Company’s ability to continue as a going concern within one year after the date of that the consolidated financial statements are issued.

COVID-19

The Company had no casino or other operations in 2020 and 2021 when COVID-19 surfaced. Therefore, the Company did not experience the adverse consequences that other casino companies experienced from COVID-19 based on their cessation of casino-related operations. However, as a result of COVID, the Company’s sole employee, its President, was unable to travel domestically or internationally to meet with potential investors or potential joint venture partners or to meet with outside, independent contractors. The extent to which COVID-19 may have affected the market for financing new construction in the hospitality, hotel and casino industries given the impact of COVID-19 on this segment of the economy is unknown. The Company did not incur any extraordinary expenses as a result of COVID-19, nor did it obtain any loans under the CARES Act.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Diamondhead Casino Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-8

Land

Land held for development is carried at cost. Costs directly related to site development, such as licensing, permitting, engineering, and other costs, are capitalized.

Land development costs, which have been capitalized, consist of the following at December 31, 2022 and 2021:

Land held for development	$4,934,323
Licenses	77,000
Engineering and costs associated with permitting	464,774

$5,476,097

Fair Value Measurements

The Company follows the provisions of ASC Topic 820 “Fair Value Measurements” for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Input other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable input that reflects management’s own assumptions.

Financial instruments included in current assets and liabilities are reported at carrying value in the consolidated balance sheets, which approximate fair value due to their short term nature.

Long-Lived Assets

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the assets to the estimated undiscounted future cash flows projected to be generated by the assets. If such assets are considered impaired, the impairment to be recognized is measured by the amount the carrying value exceeds the fair value of such assets determined by appraisal, discounted cash flow projections, or other means. No impairment existed as of December 31, 2022.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) covering substantially all employees with one or more years of service, financed by employer loans. The Company also established a trust called the Europa Cruises Corporation Employee Stock Ownership Plan Trust Agreement, to serve as the funding vehicle for the ESOP. The President and Chief Executive Officer is the sole Trustee of the Trust. Compensation expense was measured at the current market price of shares committed for release and such shares constitute outstanding shares for earnings per share computations.

F-9

As the loans are repaid, shares are released from the ESOP and allocated to qualified employees based upon the proportion of payments made during the year to the remaining amount of payments due on the loans through maturity. Dividends, if any, are treated as follows:

(1) stock dividends on shares allocated to participant accounts shall be credited to the participant account when paid; and (2) cash dividends on shares allocated to participant accounts shall, at the discretion of the Administrator, be credited to the participants’ Other Investment Account or be used to reduce the indebtedness to the Company, in which case, shares bearing an equal value to the cash dividend would be allocated to participant accounts. The Company has not paid any dividends on its common stock.

For the years 2011 through 2022, the Company elected to temporarily suspend contributions to the Plan, in accordance with the loan pledge agreement between the Company and the ESOP Trust. For each year in which there was no contribution to the Plan, the Plan returned the 79,545 shares, which would have been allocated to employees annually, to treasury. The Company has not filed the annual Form 550 reports pertaining to the ESOP since the year ended December 31, 2015.

Income Taxes

Under the asset and liability method of ASC Topic 740, “Accounting for Income Taxes,” deferred tax liabilities and assets are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of assets and liabilities. A valuation allowance is recorded to reflect the uncertainty of realization of deferred tax assets.

The Company follows the provisions of Financial Accounting Standard Board (“FASB”) No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under this standard, an entity may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The standard also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. The Company does not have a liability for unrecognized tax benefits.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2022 and 2021, the Company has no accrued interest or penalties related to uncertain tax positions.

Net Loss per Common Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, plus other potentially dilutive securities. Potentially dilutive securities are excluded from the computation of diluted loss per shares since their effect would be antidilutive. Common shares outstanding consist of issued shares, including allocated and committed shares held by the ESOP trust, less shares held in treasury. The dilutive securities below do not include 5,055,555 potentially convertible Debentures, since the requirements for possible conversion had not yet been met and may never be met.

The table below summarizes the components of potential dilutive securities at December 31, 2022 and 2021.

Description	December 31, 2022	December 31, 2021

Convertible Preferred Stock	260,000	260,000
Options to Purchase Common Shares	4,555,000	4,555,000

Total	4,815,000	4,815,000

F-10

Stock Based Compensation

The Company follows the provisions of ASC Topic 718 “Compensation — Stock Compensation” which requires the measurement and recognition of compensation expense for all share-based payment awards either modified or granted to employees and directors based upon estimated fair values.

On November 9, 2020, the Board of Directors voted to award 1,290,000 options to purchase common stock to its six current directors, including three officers of the Company, at a strike price of $0.46 per share with an expiration date of December 31, 2023, as follows: Martin Blount: 200,000; Daniel Burstyn: 40,000; Robert Crow: 100,000; Benjamin Harrell: 360,000; Gregory Harrison: 450,000 and Deborah Vitale: 140,000. All options are vested.

No share-based awards were issued or amended in 2021 or 2022.

On February 4, 2022, the Board of Directors entered into an agreement with the Chairman to issue 35,000 shares of common stock of the Company to the Chairman to repurchase the indemnification. This repurchase eliminates any risk to the Company arising from the indemnification which could have been material. During the year ended December 31, 2022, the Company record stock-based compensation of $11,480 for the fair value for these shares, which have not yet been issued as of the issuance date of the consolidated financial statements.

Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates, trended into future years. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s options.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivative and Hedging (Topic 815, and Leases (Topic 841). This new guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those annual reporting periods. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date to entities that qualify as a small reporting company. The Company has elected this extension and the effective date for the Company to adopt this standard will be for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard, but does not expect the adoption to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

No other recent accounting pronouncements were issued by FASB and the SEC that are believed by management to have a material impact on the Company’s present or future financial statements.

Note 4. Accounts Payable and Accrued Expenses

The table below outlines the elements included in accounts payable and accrued expenses at December 31, 2022 and 2021:

	December 31,	December 31,
	2022	2021
Related parties:
Accrued payroll due officers	$3,569,711	$3,269,711
Accrued interest due officers and directors	2,467,844	2,066,096
Accrued director fees	838,750	748,750
Base rents due to the President	403,274	348,866
Associated rental costs	165,295	134,558
Other	17,308	17,308
Total related parties	$7,462,182	$6,585,289

Non-related parties:
Accrued interest	2,841,520	$2,529,910
Accrued dividends	1,168,400	1,066,800
Accrued fines and penalties	444,875	312,600
Other	463,743	223,061
Total non-related parties	$4,918,538	$4,132,371

F-11

Note 5. Convertible Notes and Line of Credit

Line of Credit

In 2008, the Company entered into an agreement with an unrelated third party for an unsecured Line of Credit up to a maximum of $1,000,000. The Line of Credit carries an interest rate on amounts borrowed of 9% per annum. All funds originally advanced under the facility were due and payable by November 1, 2012. As an inducement to provide the facility, the lender was awarded an immediate option to purchase 50,000 shares of common stock of the Company at $1.75 per share. In addition, the lender received an option to purchase a maximum of 250,000 additional shares of common stock of the Company at $1.75 per share. The options expire following repayment in full by the Company of the amount borrowed. The Company is in default under the repayment terms of the agreement. At December 31, 2022 and 2021, the unpaid principal and accrued interest due on the obligation totaled $2,213,422 and $2,123,422, respectively.

Convertible Notes

Pursuant to a Private Placement Memorandum dated March 1, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 with interest at 12% per annum. The Promissory Notes were convertible into 50,000 shares of common stock of the Company upon issuance and for a period of five years at the option of the investor. The conversion rights have expired.

Pursuant to an additional Private Placement Memorandum dated October 25, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000. The Promissory Notes bear interest at 9% per annum and were convertible into 50,000 shares of common stock of the Company upon issuance and for a period of five years at the option of the investor. The conversion rights have expired.

The Convertible Notes issued pursuant to the two Private Placements discussed above total $962,500 in principal and became due and payable beginning in March 2012 and extending to various dates through June 2013. As of the date of the filing of this report, all of the aforementioned debt obligations remain unpaid and in default under the repayment terms of the notes. In November 2020, the Superior Court of the State of Delaware awarded Judgments in favor of certain holders of these Promissory Notes who filed suit against the Company. As a result, the Company must carry an aggregate of $486,796 (total principal and interest) as debt owed to these noteholders. As of December 31, 2022 and 2021, all Notes issued had a total outstanding principal of $962,500 and accrued interest, including the additional interest awarded pursuant to the Court Judgments of $1,043,547 and $950,371, respectively.

The table below summarizes the Company’s debt arising from the above-described sources as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Private placements - March 1, 2010*	$475,000	$475,000
Private placements - October 25, 2010	487,500	487,500

	$962,500	$962,500

*	Of the 2010 placements above, $75,000 is due to a related party.

Note 6. Convertible Debentures

Pursuant to a Private Placement Memorandum dated February 14, 2014 (the “Private Placement”), the Company offered up to a maximum of $3,000,000 of Collateralized Convertible Senior Debentures to accredited or institutional investors. The Offering was conducted contingent on the deposit into Escrow of the purchase price for all of the Debentures offered in the principal amount of $3,000,000. The Debentures, once issued, originally bore interest at 4% per annum after 180 days, matured six years from the date of issuance, and were secured by a lien on the Company’s Mississippi property. The interest rate on these debentures was raised pursuant to a settlement agreement. The debentures were offered in three tranches as follows:

(a)	$1,000,000 of First Tranche Collateralized Convertible Senior Debentures convertible into an aggregate of 3,333,333 shares of Common Stock of the Company at a conversion price of $.30 per share (the “First Tranche Debentures”);

(b)	$1,000,000 of Second Tranche Collateralized Convertible Senior Debentures, convertible into an aggregate of 2,222,222 shares of Common Stock of the Company at a conversion price of $.45 per share (the “Second Tranche Debentures”); and

(c)	$1,000,000 of Third Tranche Collateralized Convertible Senior Debentures, convertible into either 1,818,182 shares of Common Stock or 1,333,333 shares of Common Stock of the Company, at a conversion price of $.55 or $.75 per share depending upon certain conditions described in the Private Placement Memorandum (the “Third Tranche Debentures”).

F-12

The conversion rights on each issued Debenture carry an Anti-Dilution Provision. If the Company issues any shares of Common Stock or other securities after March 31, 2014 at a price per security that is less than the conversion price of a Debenture, then the Debenture shall have a new conversion price equal to the price per security that is less than the Conversion Price of the Debenture. The foregoing provision shall not apply to the following:

(a)	The issuance of any of the other Debentures in the Offering or the issuance of shares of Common Stock upon conversion of any of the Debentures in the Offering;

(b)	The issuance of any shares of Common Stock if such issuance relates to an agreement, arrangement or grant to issue shares of Common Stock entered into by the Company prior to the Issue Date of the First Tranche Debentures in the Offering, including but not limited to, for example, previously issued convertible promissory notes, previously issued warrants, previously issued options to purchase Common Stock, or common stock vested or to be issued pursuant to a pre-existing Employee Stock Ownership Plan.

The Anti-Dilution Provisions with respect to a Debenture terminate the earlier of (a) the date (if ever) the Company receives an “Approval to Proceed” from the Mississippi Gaming Commission to develop a casino/hotel on the Property, (b) the date on which the Debenture is converted in full, (c) the date on which the Debenture is paid in full, or (d) the Final Maturity Date of the Debenture (as defined in the Debenture).

Since the issuance of the Debentures, there have been no events that would trigger the above anti-dilution provisions.

When originally issued, in the event the Company failed to meet the conditions for conversion of the Debentures, the First Tranche Convertible Debentures, which total $950,000, would have been due on March 31, 2020 and the Second Tranche Convertible Debentures, which total $850,000, would have been due December 31, 2020. The sole remaining non-convertible Debenture in the amount of $50,000 would have been due March 31, 2020. However, the Company is in default with respect to interest payments due under the Debenture agreements in the amount of $427,081 and as a result, the Debentures payable are reported as current liabilities.

Certain Debenture holders sued the Company for failing to make payments due under the terms of the Debentures and the case was settled. See Note 15 below. In December 2022, the Company executed an amendment to the settlement agreement in which it agreed to increase interest due on the plaintiffs’ Debentures and to pay all principal and interest due to plaintiffs in full by March 31, 2023. In the event the plaintiffs are not paid in full by March 31, 2023, they are authorized to enter the consent judgment.

Total accrued interest due on all outstanding Debentures amounted to $617,733 and $501,081 at December 31, 2022 and 2021, respectively.

Note 7. Short Term Notes and Interest-Bearing Advance

Promissory Notes

On June 9, 2017, the Company entered into a Promissory Note with an unrelated lender in exchange for proceeds in the amount of $15,000. Interest on the note is 12.5% per annum and payable March 1 of each year the note remains outstanding. Payment in full of the Note was due June 9, 2019. Mississippi Gaming Corporation, a wholly owned subsidiary of the Company, guaranteed the Note. In addition, the President of the Company agreed to personally guarantee the Note and to personally secure the Note with an assignment of proceeds due to her under the first lien on the Diamondhead property. The interest payments since March 1, 2018 have not been made. Accrued interest due on this obligation amounted to $10,443 and $8,553 at December 31, 2022 and 2021, respectively.

Bank Credit Facility

Wells Fargo Bank provided an unsecured credit facility of up to $15,000 to the Company. The facility required a variable monthly payment of amounts borrowed plus interest, which is applied at 11.24% on direct charges and 24.99% on any cash advanced through the facility. At December 31, 2022 and 2021, a principal balance of $18,004 remained outstanding on the facility. The lending bank has since cancelled privileges under the facility for non-payment.

F-13

Interest Bearing Advances

In 2016, the Company received cash advances totaling $47,500 from seven lenders which included $22,500 from third parties (see Note 8 for related party advances). The proceeds from the cash advances were earmarked for the payment of accounting and auditing fees and other expenses required to file the Company’s Form 10-Q. On August 25, 2016, the Company issued a Note to the foregoing lenders, which matures four years from the date of issuance and bears interest at 8% per annum, with a full year of interest accruing in any year in which the advance remains unpaid. Accrued interest due on the above notes amounted to $14,200 and $12,000 at December 31, 2022 and 2021, respectively.

On February 2, 2017, the Company borrowed $25,000 from an unrelated third party. The Note carries an annual interest rate of approximately 12.5% and is past due. The Company is in default and as such, the lender may increase the interest rate due by an amount of up to 3% per annum in excess of the rate then otherwise applicable. The Company does not have the funds to repay the advance. The President of the Company has agreed to personally secure the note with an assignment of proceeds due to her under the first lien on the Property. Accrued interest on this obligation amounted to $18,493 and $15,342 at December 31, 2022 and 2021, respectively.

Of the amounts discussed above, $80,504 in short-term notes and advances are in default under the original agreed to terms.

Note 8. Current Notes Payable Due Related Parties

In 2016, the Company received cash advances totaling $47,500 from seven lenders which included $25,000 from three Current Directors of the Company (see Note 7). The proceeds from the cash advances were earmarked for the payment of accounting and auditing fees and other expenses required to file the Company’s Form 10-Q. On August 25, 2016, the Company issued a Note to the foregoing lenders, which matures four years from the date of issuance and bears interest at 8% per annum, with a full year of interest accruing in any year in which the advance remains unpaid. Accrued interest due on the above notes amounted to $14,000 and $12,000 at December 31, 2022 and 2021, respectively. These amounts are included in current liabilities on the consolidated balance sheets as of December 31, 2022 and 2021. This note is secured by a second lien on the Diamondhead Property.

In the third quarter of 2016, the Chairman of the Board of Directors of the Company loaned the Company $90,000. On August 25, 2016, the Company issued a Note to the Chairman of the Board. The Note bears interest at 14% per annum effective August 1, 2016 and matures four years from the date of issuance. The proceeds of the loan were used for the payment of Mississippi property taxes and auditing, accounting and other corporate expenses. Accrued interest due on the above note amounted to $80,882 and $68,262 at December 31, 2022 and 2021, respectively.

In July 2017, at the request of the Company, the current Chairman of the Board of Directors, who is also a Vice President of the Company (“the Chairman”), paid all property taxes due, together with all interest due thereon. The total amount advanced was $67,628.

The Chairman is one of the secured parties under that Land Deed of Trust recorded on September 26, 2014 in Hancock County, Mississippi, to secure Tranche I and Tranche II Debentures issued by the Company in 2014. Under paragraph 5 of the Land Deed of Trust, a secured party who advances sums for taxes due on the Property is secured by the same Land Deed of Trust, but only at that interest rate specified in the note representing the primary indebtedness, namely 4% per annum.

The Chairman advanced the $67,628 on condition that: (i) the advance constitute a lien with interest at 4% per annum under that Land Deed of Trust recorded September 26, 2014; (ii) he be paid additional interest of 11% per annum on the amount advanced and owing and that the full 11% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (iii) this additional interest obligation be treated as a separate and secured debt of the Company, to be evidenced by a separate note and is secured with a separate and third lien to be placed on the Property (hereafter “the Third Lien”); (iv) the entire obligation will be treated as an advance to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland; and (v) he be indemnified for any losses sustained on the sale of that common stock sold to cover the payment of real estate property taxes and any credit card fees associated with payment (“the indemnification”). The Chairman identified the common stock sold and provided the Company with the documentation required to document the sale of said stock and to calculate the loss, if any, on said stock. The fair value measurement of the derivative indemnification liability at December 31, 2021 was developed using Level 1 inputs, which was valued at $0. On February 4, 2022, the Board of Directors entered into an agreement with the Chairman to issue 35,000 shares of common stock of the Company to the Chairman to repurchase the indemnification. See Note 10. On September 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from the date of issue, to the Chairman for an amount up to $100,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi Gaming Corporation placed a third lien on the Property to secure this obligation for $100,000. Accrued interest on the note amounted to $59,360 and $49,194 at December 31, 2022 and 2021, respectively.

F-14

In March of 2018, the Board of Directors voted to increase up to an additional $200,000 the amount secured by the third lien in favor of the Chairman of the Board, for amounts advanced by the Chairman on behalf of the Company, on the following terms and conditions, namely, that (is) the advance constitutes a lien on the Property with interest at 15% per annum; (ii) that the full interest of 15% per annum is payable during any calendar year in which all or part of the amount advanced is due and owing or interest due thereon remains unpaid; (iii) that this debt be evidenced by a separate promissory note and is to be included in and secured with a third lien that is to be placed on the Diamondhead Property to secure previous advances made to the Company (hereafter “the Third Lien”); (iv) that he be indemnified for any losses sustained on the sale of his common stock in an unrelated publicly-traded company to be sold to cover this advance based on a sales price of approximately $2.80 per share with a cap on the maximum loss per share to be at a sales price of $10.00 per share; and (v) that the Chairman’s previous indemnification approved by the Board of Directors on July 24, 2017 with respect to any loss on the sale of the same stock also be capped at a maximum of $10.00 per share. The Chairman will provide the Company with the documentation required to document the sale of said stock and to calculate the losses on said stock for all amounts loaned to the Company from the sale of said stock. On June 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from the date of issue to the Chairman, for an amount up to $200,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi Gaming Corporation placed a third lien on the Diamondhead Property to secure this obligation for $200,000.

In November of 2018, the Board of Directors voted to increase up to an additional $100,000 of advances from the Chairman and in March of 2019, the Board of Directors voted to increase the limit of the advances to $200,000. The terms of this advance are identical to the terms as approved above in March 2018.

In July 2020, the Chairman of the Board of the Company paid a total of $67,076 for property taxes due for the year 2019 on the Company’s 400-acre Diamondhead, Mississippi Property plus $1,573 in related fees. The Company placed a fourteenth lien on the Property in July 2021 to secure a promissory note in the amount of $150,000 issued to the Chairman of the Board of the Company to secure the payment of these taxes and interest due thereon.

In May 2021, the Chairman of the Board of the Company paid a total of $62,610 for property taxes due for the year 2020 on the Company’s 400-acre Diamondhead, Mississippi Property plus $1,468 in related fees. The Company placed a fifteenth lien on the Property in July 2021 to secure a promissory note in the amount of $100,000 issued to the Chairman of the Board of the Company to secure the payment of these taxes and interest due thereon.

On May 30, 2021, the Chairman of the Board of the Company loaned the Company $50,000. The note is non-interest bearing and matures one year from the date of issuance. The Company placed a sixteenth lien on the Property in July 2021 to secure this non-interest bearing note which totals $50,000 in principal and calls for the issuance of 100,000 shares of common stock. The note is not convertible. As of the issuance date of these financial statements, no shares have been issued. The Company recorded a fair value of the stock of $33,500, which was determined by the fair value of the Company’s common stock at the date of the loan. The fair value of the stock was recorded as a debt discount, which will be amortized to interest expense over the life of the note. During the year ended December 31, 2021, $19,916 of the debt discount was amortized to interest expense to related parties. During the year ended December 31, 2022, the remaining $13,584 of debt discount was amortized to interest expense.

As of December 31, 2022, the Chairman had advanced a total of $467,953, net of repayment of $16,250, under both the March 2018 and March 2019 arrangements and was owed accrued interest in the amount of $279,754 and $210,094 at December 31, 2022 and 2021, respectively.

On July 24, 2017, the President of the Company, who is a Director of the Company, agreed to advance the Company up to $20,000 for the payment of expenses. In March of 2018, the Board of Directors voted to increase to up to $100,000 the amount to be secured by a third lien in favor of the President of the Company for amounts advanced by the President under this note, on the following terms and conditions, namely, that (i) she be paid interest of 15% per annum on the amount advanced and owing and that the full 15% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (ii) the obligation in the maximum principal amount of $100,000 with interest due thereon be treated as a secured debt of the Company, to be evidenced by a separate note and to be secured with a separate lien to be placed on the Diamondhead Property (“the Third Lien”) together with the Chairman’s Third Lien, as well as a first lien to be placed on the residential lot owned by the Company; (iii) that the Third Lien on the Diamondhead Property also include the two loans ($25,000 and $15,000) and interest due thereon and credit facilities in the maximum amount of $15,000; and (iv) that the foregoing will be treated as advances to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland.

F-15

As of December 31, 2022, the President had advanced a total of $23,620, net of repayments of $49,949, under this agreement. The President previously agreed to secure a $25,000 loan and interest due thereon and to secure and guarantee a $15,000 loan and interest due thereon due non-related parties discussed above. The President is also personally liable for certain bank-issued credit cards used by the Company to pay expenses incurred by the Company in the approximate amount of $18,000. On September 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from date of issue, to the President for an amount up to $100,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi gaming Corporation placed a third lien on the Diamondhead Property to secure this obligation for $100,000. Accrued interest due on this note amounted to $41,409 and $33,361 at December 31, 2022 and 2021, respectively.

The third lien placed on the Diamondhead Property, which secures the above three promissory notes, totals up to $400,000 and is payable to the Chairman of the Board ($300,000) and President ($100,000) of the Company.

The principal balance of the notes payable due to the officers and directors discussed above was $720,651, net of debt discount of $0 and $722,172, net of debt discount of $13,583, as of December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, $686,605 and $636,605, respectively, was past due.

Note 9. Notes Payable Due Others

In October 2017, the Company entered into a settlement with a holder of $150,000 of convertible notes as described in Note 5 above. As part of the settlement, the Company agreed to pay legal fees in the amount of $50,000 and issued a four year note at 0% interest to satisfy this obligation. The note is currently in default.

In December 2020, the Company entered into three promissory notes with unrelated lenders in exchange for an aggregate principal amount of $126,250. The Company received proceeds of $100,000, resulting in an original issue discount of $26,250. This original issue discount was recorded as a debt discount, which will be amortized to interest expense over the life of the notes. The notes are non-interest bearing and matured in December 2021, one year after the notes’ issuances. These notes are currently in default.

In January and February 2021, the Company entered into two additional promissory notes with unrelated lenders in exchange for a principal amount of $25,000 and $31,250, respectively. The Company received total proceeds of $50,000, resulting in an original issue discount of $6,250. This original issue discount was recorded as a debt discount, which will be amortized to interest expense over the life of the notes. The notes are non-interest bearing and matured in January and February 2022, respectively, one year after the notes’ issuances. These notes are currently in default.

In April and May 2021, the Company entered into three additional promissory notes with unrelated lenders in exchange for a principal amount of $70,000, $25,000 and $25,000, respectively. The Company received total proceeds of $100,000, resulting in an original issue discount of $20,000. This original issue discount was recorded as a debt discount, which will be amortized to interest expense over the life of the notes. The notes are non-interest bearing and matured in April and May 2022, respectively, one year after the notes’ issuances. These notes are currently in default.

In July 2021, the Company entered into an additional promissory note with an unrelated lender in exchange for a principal amount of $25,000. The Company received proceeds of $25,000. The note is non-interest bearing and matured in July 2022, one year after the note’s issuance. This note is currently in default.

In November 2021, the Company entered into an additional promissory note with an unrelated lender in exchange for a principal amount of $50,000. The Company received proceeds of $50,000. The note is non-interest bearing and matured in November 2022, one year after the note’s issuance. This note is currently in default.

In March 2022, unrelated third parties paid a total of $60,436 for property taxes due for the year 2021 on the Company’s Mississippi Property and loaned the Company an additional $19,564 for a total of $80,000. In return for the $80,000, the Company issued two non-interest bearing secured promissory notes for $40,000 each, due and payable in one year and, in addition, agreed to issue 80,000 shares of common stock for each $40,000 loaned, for a total repayment due of $80,000 plus 160,000 shares of common stock.

In April 2022, the Company entered into an additional promissory note with an unrelated lender in exchange for a principal amount of $50,000. The Company received proceeds of $50,000 for the note. The note is non-interest bearing and matures in April 2023, one year after the note’s issuance.

From April 2021 to June 2022, thirteen liens were placed on the Property to secure these notes. There is a call for the issuance of a total of 760,000 shares of common stock in connection with the notes and liens, however, no shares have been issued to date. In December 2020, the Company recorded a fair value of the stock of $22,050, which was determined by the fair value of the Company’s common stock at the date of each loan issuance. In 2021, the Company recorded a fair value of the stock pertaining to the 2021 notes of $102,000. In 2022, the Company recorded a fair value of the stock pertaining to the 2022 notes of $98,000. The fair value of the stock was recorded as a debt discount, which will be amortized to interest expense over the life of the notes.

During the years ended December 31, 2022 and 2021, $141,663 and $119,369 of the debt discount was amortized to interest expense to others. As of December 31, 2022 and 2021, total notes payable due others, net of unamortized discount, was $532,563 and $372,483, respectively.

F-16

Note 10. Related Party Transactions

As of December 31, 2022, the President of the Company is owed deferred salary in the amount of $3,366,996 and the Vice President and the current Chairman of the Board of Directors of the Company is owed deferred salary in the amount of $121,140. The Board of directors agreed to pay interest at 9% per annum on the foregoing amounts owed. Interest expense under this agreement amounted to and $288,547 and $272,360 during the years ended December 31, 2022 and 2021, respectively. Total interest accrued under this agreement totaled $1,781,809 and $1,612,158 as of December 31, 2022 and 2021, respectively.

The Company has a month-to-month lease with the President and then-Chairman of the Board of Directors of the Company, for office space in a furnished and fully equipped townhouse office building owned by the President in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 and payment of associated costs of insurance, real estate taxes, utilities and other expenses. Rent expense associated with this lease amounted to base rent in the amount of $54,408 and associated rental costs of $30,737 for a total of $85,145 for the year ended December 31, 2022 and base rent in the amount of $54,408 and associated rental costs of $27,808 for a total of $82,216 for the year ended December 31, 2021. At December 31, 2022 and 2021, amounts owing for base rent and associated rental costs totaled $568,569 and $483,424, respectively.

Directors of the Company are entitled to a director’s fee of $15,000 per year for their services. The Company has been unable to pay directors’ fees to date. A total of $838,750 and $748,750 was due and owing to the Company’s current and former directors as of December 31, 2022 and 2021, respectively. Directors have previously been compensated and may, in the future, be compensated for their services with cash, common stock, or options to purchase common stock of the Company.

On February 4, 2022, the Board of Directors entered into an agreement with Mr. Harrison, the Chairman of the Board of Directors, to issue 35,000 shares of common stock of the Company to Mr. Harrison to repurchase the indemnifications the Company had previously agreed to pay Mr. Harrison for losses, if any, suffered on certain stock he had sold in prior years in an unrelated company to raise funds to pay property taxes due on the Diamondhead, Mississippi Property and to lend additional funds to the Company. This repurchase eliminates any risk to the Company arising from the indemnification which could have been material. During the year ended December 31, 2022, the Company recorded stock-based compensation of $11,480 for the fair value of these shares, which have not yet been issued as of the issuance date of these consolidated financial statements.

See Notes 4, 5, 7, 8 and 14 for other related party transactions.

Note 11. Stockholders’ Equity

At December 31, 2022 and 2021, the Company had a stock option plan and non-plan options, which are described below.

Non-Plan Stock Options

On January 3, 2018, the Board of Directors voted to extend from March 13, 2018 to December 31, 2020, the expiration date for a total of 3,115,000 currently outstanding options previously issued to the Chairman, the President, the Vice President and two former employees of the Company. The Company recorded stock-based compensation expense of $21,570 for the year ended December 31, 2018. No share-based awards were issued or amended in 2019. On November 6, 2020, the Board of Directors voted to extend 2,965,000 of these outstanding options from December 31, 2020 to December 31, 2023. Accordingly, 150,000 of these 3,115,000 options expired at December 31, 2020.

On November 9, 2020, the Board of Directors voted to award 1,290,000 options to purchase common stock to its six current directors, including three officers of the Company, at a strike price of $0.46 per share with an expiration date of December 31, 2023, as follows: Martin Blount: 200,000; Daniel Burstyn: 40,000; Robert Crow: 100,000; Benjamin Harrell: 360,000; Gregory Harrison: 450,000 and Deborah Vitale: 140,000. All options are vested.

F-17

Stock Option Plan

On December 19, 1988, the Company adopted a stock option plan (the “Plan”) for its officers and management personnel under which options could be granted to purchase up to 1,000,000 shares of the Company’s common stock. Accordingly, the Company reserved 1,000,000 shares for issuance under the Plan. The exercise price may not be less than 100% of the market value of the shares on the date of the grant. The options expire within ten years from the date of grant. At December 31, 2022, no options from this plan were issued or exercised.

Summary of Stock Options

A summary of the status of the Company’s fixed Plan and non-plan options as of December 31, 2022 and 2021, and changes during the years ended December 31, 2022 and 2021 is presented below.

	Shares	Weighted Average Exercise Price
Outstanding as of January 1, 2021	4,555,000	$0.41
Granted	-	-
Exercised	-	-
Expired	-	-
Forfeited	-	-
Outstanding as of December 31, 2021	4,555,000	$0.41
Granted	-	-
Exercised	-	-
Forfeited		-
Outstanding as of December 31, 2022	4,555,000	$0.41

Exercisable as of December 31, 2021	4,555,000	$0.41
Exercisable as of December 31, 2022	4,555,000	$0.41

The following tables summarize information about stock options outstanding and exercisable at December 31, 2022 and 2021:

	December 31, 2022
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/22	Weighted-Average Remaining Contractual Life (Yrs.)	Weighted Average Exercise Price	Number Exercisable at 12/31/22	Weighted Average Exercise Price
$0.19	2,000,000	1.0	$0.19	2,000,000	$0.19
0.30	750,000	1.0	0.30	750,000	0.30
0.75	215,000	1.0	0.75	215,000	0.75
1.75	300,000	1.0	1.75	300,000	1.75
0.46	1,290,000	1.0	0.46	1,290,000	0.46
	4,555,000			4,555,000

	December 31, 2021
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/21	Weighted-Average Remaining Contractual Life (Yrs.)	Weighted Average Exercise Price	Number Exercisable at 12/31/21	Weighted Average Exercise Price
$0.19	2,000,000	2.0	$0.19	2,000,000	$0.19
0.30	750,000	2.0	0.30	750,000	0.30
0.75	215,000	2.0	0.75	215,000	0.75
1.75	300,000	2.0	1.75	300,000	1.75
0.46	1,290,000	2.0	0.46	1,290,000	0.46
	4,555,000			4,555,000

F-18

Preferred Stock

Series S Preferred Stock

The Company has 926,000 shares outstanding of $.01 par value Series S Voting, Non-Convertible Preferred Stock which was issued to Austroinvest International, Inc. The Company is required to pay quarterly cumulative dividends of three percent per annum on these shares.

These shares may be redeemed at the option of the Company at $1.08 per share plus $.0108 per share for each quarter that such shares are outstanding for a total of $2.18 per share at December 31, 2022. The shares also have a $1.08 per share preference in involuntary liquidation of the Company. At December 31, 2022 and 2021, outstanding Series S preferred stock totaled 926,000 shares. Cumulative dividends in arrears at December 31, 2022 and 2021 amounted to and $345,000 and $315,000, respectively.

Series S-NR Preferred Stock

The Company has 900,000 shares outstanding of its $.01 par value Series S-NR Voting, Non-Convertible, Non-Redeemable, Preferred Stock, which was issued to Serco International Limited. The Company is required to pay quarterly, non-cumulative dividends of three percent per annum on these shares. Upon involuntary liquidation of the Company, the liquidation preference of each share is $1.11. At December 31, 2022 and 2021, outstanding Series S-NR preferred stock totaled 900,000 shares. Non-cumulative dividends in arrears at December 31, 2022 and 2021 amounted to $345,000 and $315,000, respectively.

Series S-PIK Preferred Stock

The Company has one million units outs, each unit consisting of one share of the Company’s $.001 par value common stock and two shares of the Company’s Series S-PIK Junior, cumulative, convertible, non-redeemable, non-voting $.01 par value preferred stock. Each share of Series S-PIK preferred stock is convertible into one share of the Company’s common voting stock at any time after February 15, 1995. No shares were converted during 2022 or 2021. The Series S-PIK preferred stock ranks junior to the Series S and Series S-NR preferred shares as to the distribution of assets upon liquidation, dissolution, or winding up of the Company. Upon liquidation of the Company, the S-PIK preferred stock will have a liquidation preference of $2.00 per share. A cumulative quarterly dividend of $0.04 per share is payable on Series S-PIK preferred stock. At December 31, 2022 and 2021, outstanding Series S-PIK preferred stock totaled 260,000 shares. Cumulative dividends in arrears at December 31, 2022 and 2021 amounted to $478,400 and $436,800, respectively.

Payment of Preferred Dividends

The Company did not pay any dividends due on its preferred stock in 2022 or 2021. However, payment of all cumulative and non-cumulative preferred stock dividends, outstanding at any time, is required before the Company can issue any dividends on its common stock.

F-19

Note 12. Employee Stock Ownership Plan

The Company’s employee stock ownership plan (ESOP) is intended to be a qualified retirement plan and an employee stock ownership plan. All employees having one year of service are eligible to participate in the ESOP. The ESOP is funded by two 8% promissory notes issued by the Company. The shares of common stock are pledged to the Company as security for the loans. The promissory notes are payable from the proceeds of annual contributions made by the Company to the ESOP. In the event that the Company elects not to make a Plan contribution in any given year, the corresponding shares applicable to that year are released from the Trust to the Company in consideration of that years’ note payment. In January 2001, the Plan and accompanying promissory notes were amended to conform to the Company’s current employment structure, by extending the note repayment terms through 2044.

Assuming a Plan contribution is made, shares are allocated to the participants’ accounts in relation to repayments of the loans from the Company. At December 31, 2022, a total of 1,750,010 with a fair market value of $655,004.

In 2011, the Company decided to temporarily suspend contributions to the Plan. Therefore the Trust was unable to make its annual loan payment to the company and a loan default occurred. In accordance with the Pledge Agreement between the Company and the Trust, the shares attached to the loan payments subsequent to the 2010 contribution reverted back to the Company as treasury shares. In 2022 and 2021, 79,545 shares, with a market value of $30,227 and $19,886, respectively, reverted back to the Company as treasury shares.

Note 13. Income Taxes

At December 31, 2022, the Company had net operating loss carryforwards for income taxes of approximately $8.0 million, which expire during various periods through 2041. Realization of deferred income taxes as of December 31, 2022 and 2021 is not considered likely. Therefore, by applying a federal statutory rate of 21% to the carryforward amounts, a valuation allowance of approximately $1.7 and $1.9 million, has been established for each year for the entire amount of deferred tax assets relative to the net operating loss at December 31, 2022 and 2021, respectively, resulting in an effective tax rate of 0% and no deferred tax asset recognition. The valuation allowance decreased by approximately $215,000 in 2022 and $262,000 in 2021. The net operating losses before 2017 will expire during various periods through 2037. The net operating losses after 2017 can be carried forward indefinitely but can offset only 80% of the income in the tax year.

Note 14. Commitments and Contingencies

Liens

As of December 31, 2022, the Company had placed twenty-one liens on the Company’s Diamondhead, Mississippi Property (“the Property”). No additional liens have been filed as of the filing of this report. The liens were as follows:

In September of 2014, a first lien was placed on the Property pursuant to a Private Placement dated February 14, 2014, as amended, to secure certain obligations of the Company. The first lien is composed of an (i) Executives Lien and (ii) an Investors’ Lien. The liens are in pari passu.

On March 31, 2014, the Company issued $1 million of First Tranche Collateralized Convertible Senior Debentures. On December 31, 2014, the Company issued $850,000 of Second Tranche Collateralized Convertible Senior Debentures. On September 26, 2014, a first lien was placed on the Diamondhead Property in favor of the Investors to secure the principle due in the amount of $1,850,000 and interest due thereon (the “Investors Lien”). The Investors Lien is in pari passu with a first lien placed on the Property in favor of the President of the Company, the Vice President of the Company, and certain directors of the Company for past due wages, compensation, and expenses owed to them in the maximum aggregate amount of $2,000,000 (the “Executives Lien”). The CEO will serve as Lien Agent for the Executives Lien.

On December 16, 2016, the Company filed a second lien on the Property in the maximum amount of $250,000 to secure certain notes payable, including notes to related parties, totaling $137,500 in principle and accrued interest incurred.

On August 21, 2018, the Company filed a third lien on the Property in the maximum amount of $400,000 to secure notes issued to the Chairman of the Board and President of the Company arising in the third quarter of 2017 and during 2018, as more fully described in Note 8.

On January 26, 2021, the Company filed a fourth lien on the Property in the amount of $2,000,000 to secure a non-interest-bearing note payable in the amount of $2,000,000 issued to secure amounts owed to the President of the Company for accrued, but unpaid, salary, rent and other expenses.

On February 17, 2021, the Company filed a fifth lien in the amount of $658,750 on the Property to secure a non-interest-bearing note payable in the amount of $658,750, issued to secure amounts owed to nine directors, including the Company’s six current directors.

In April 2021, the Company filed six liens on the Property to secure six non-interest-bearing notes payable to be issued to six lenders bringing total liens on the Property to eleven. The six notes issued total $252,500 in principle and call for the issuance of 250,000 shares of common stock. The notes are not convertible. As of the issuance date of these financial statements, no shares have been issued.

In June 2021, the Company filed a twelfth and thirteenth on the Property to secure two non-interest bearing notes issued in May of 2021 which total $50,000 in principle and call for the issuance of a total of 100,000 shares of common stock. The notes are not convertible. As of the issuance date of these financial statements, no shares have been issued.

F-20

In July 2021, the Company filed a fourteenth lien on the Property to secure a promissory note in the amount of $150,000 issued to the Chairman of the Board to secure the payment of taxes and interest that were paid by the Chairman in July 2020.

In July 2021, the Company filed a fifteenth lien on the Property to secure a promissory note in the amount of $100,000 issued to the Chairman of the Board to secure the payment of taxes and interest that were paid by the Chairman in May 2021.

In July 2021, the Company filed a sixteenth lien on the Property to secure a non-interest bearing note issued to the Chairman of the Board in May 2021 which totals $50,000 in principle and calls for the issuance of 100,000 shares of common stock. The note is not convertible. As of the issuance date of these financial statements, no shares have been issued.

In July 2021, the Company filed a seventeenth lien on the Property to secure a non-interest bearing note which totals $25,000 in principle and calls for the issuance of 50,000 shares of common stock. The note is not convertible. As of the issuance date of these financial statements, no shares have been issued.

In November 2021, the Company filed an eighteenth lien on the Property to secure a non-interest bearing note issued in November 2021 which totals $50,000 in principle and calls for the issuance of 100,000 shares of common stock. The note is not convertible. As of the issuance date of these financial statements, no shares have been issued.

In March 2022, the Company filed a nineteenth and twentieth lien on the Property to secure two non-interest bearing notes issued in March of 2022 which total $80,000 in principle and call for the issuance of a total of 160,000 shares of common stock. The notes are not convertible. As of the issuance date of these financial statements, no shares have been issued.

In May 2022, the Company filed a twenty-first lien on the Property to secure a non-interest bearing note issued in April of 2022 which totals $50,000 in principle and calls for the issuance of a total of 100,000 shares of common stock. The note is not convertible. As of the issuance date of these financial statements, no shares have been issued.

Other

The Company is currently delinquent in filing those documents and forms required to be filed in connection with its Employee Stock Ownership Plan (“ESOP”) for the year ended December 31, 2022, 2021, 2020, 2019, 2018, 2017, 2016 and 2015. The Company did not have the funds to pay professionals to prepare, audit and file these documents and forms when due. Although these required filings normally do not result in any tax due to an agency of the government, the Company could be subject to significant penalties for failure to file these forms when due. Penalties are assessed by the Department of Labor on a per diem basis from the original due dates for the required informational filings until the filings are actually made. The Company has accrued $429,750 and $312,600 on the current delinquent filings as of December 31, 2022 and 2021, respectively. The Company intends to bring its ESOP-required filings current and when current, will attempt to enroll in a voluntary compliance program with the Department of Labor with respect to any penalties or fines incurred. However, there can be no assurance the Company will be able to enroll in any such program or obtain a reduction of the fines and penalties that may be due.

F-21

The Company and its subsidiaries file their federal tax return on a consolidated basis. The Company has not filed its consolidated federal tax returns for the years ended December 31, 2022, 2021, 2020, 2019, 2018, 2017 and 2016. The Company believes no tax will be due with these federal returns. The Company has not filed its annual reports together with its franchise tax due with the state of Delaware for 2020, 2019 and 2018. Mississippi Gaming Corporation, a wholly owned subsidiary of the Company, has not filed its annual reports, together with its franchise tax due, with the state of Delaware for 2021, 2020, 2019 and 2018. Casino World, Inc., a wholly owned subsidiary of the Company, has not filed its annual reports, together with its franchise tax due, with the state of Delaware for 2022, 2021, 2020, 2019, 2018, 2017 and 2016. Mississippi Gaming Corporation has not filed its corporate income and franchise tax returns, together with the tax due, with the state of Mississippi for 2022, 2021, 2020, 2019, or 2018. Casino World, Inc. has not filed its corporate income and franchise tax returns, together with the tax due, with the state of Mississippi for 2022, 2021, 2020, 2019, 2018, 2017 and 2016. As of December 31, 2022, the accrued franchise taxes for Delaware and Mississippi totaled $8,700.

The Company has made provision for the expected taxes due on these state filings in their consolidated financial statements for the years ending December 31, 2022 and 2021.

Management Agreement

On June 19, 1993, two subsidiaries of the Company, Casino World Inc. and Mississippi Gaming Corporation, entered into a Management Agreement with Casinos Austria Maritime Corporation (CAMC). Subject to certain conditions, under the Management Agreement, CAMC would operate, on an exclusive basis, all of the Company’s proposed dockside gaming casinos in the State of Mississippi, including any operation fifty percent (50%) or more of which is owned by the Company or its affiliates. Unless terminated earlier pursuant to the provisions of the Agreement, the Agreement terminates five years from the first day of actual Mississippi gaming operations and provides for the payment of an annual operational term management fee of 1.2% of all gross gaming revenues between zero and $100,000,000; plus 0.75% of gross gaming revenue between $100,000,000 and $140,000,000; plus 0.5% of gross gaming revenue above $140,000,000; plus two percent of the net gaming revenue between zero and $25,000,000; plus three percent of the net gaming revenue above twenty-five million dollars $25,000,000. The Company believes this Agreement is no longer in effect. However, there can be no assurance that CAMC will not attempt to maintain otherwise which would lead to litigation.

Note 15. Pending and Threatened Litigation

CASE SETTLED

Edson R. Arneault, Kathleen Devlin and James Devlin, J. Steven Emerson, Emerson Partners, J. Steven Emerson Roth IRA, Steven Rothstein, and Barry Stark and Irene Stark v. Diamondhead Casino Corporation (In the United States District Court for the District of Delaware (C.A. No. 1:16-cv-00989-LPS)

On October 25, 2016, Edson R. Arneault, Kathleen Devlin and James Devlin, J. Steven Emerson, Emerson Partners,

J. Steven Emerson Roth IRA, Steven Rothstein, and Barry Stark and Irene Stark filed a Complaint against the Company in the United States District Court for the District of Delaware for monies due and owing pursuant to certain Collateralized Convertible Senior Debentures issued on March 31, 2014 and December 31, 2014. A companion case was filed in the Superior Court of the State of Delaware by John Hawley, as servicing agent for Argonaut 2000 Partners, L.P. (John Hawley, as servicing agent for Argonaut 2000 Partners, L.P. v. Diamondhead Casino Corporation (Superior Court of the State of Delaware)(Case No. N19C-02-239 RRC) The eight plaintiffs in the two cases were seeking a total of $1.5 million in principle due, plus interest from January 1, 2015, together with costs and fees. On December 12, 2019, the parties entered into a Settlement Agreement and on January 13, 2020, the parties filed a Stipulation of Voluntary Dismissal with Prejudice in the case.

In or about December 2022, the parties entered into an Amendment to Settlement Agreement. The Amendment provides, in pertinent part, as follows: that on or before March 31, 2023, the Plaintiffs would be paid the principal due under their debentures of $1.5 million, plus interest of four percent (4%) per annum on the principal due from January 1, 2015 through December 31, 2019, plus interest of six percent (6%) per annum on the principal due from January 1, 2020 through March 31, 2022, plus interest of eight percent (8%) per annum on the principle due from April 1, 2022 through the date of payment. In addition the Company agreed to pay legal costs and fees of $175,000 plus 50,000 shares of common stock. In the event payment is not made on or before March 31, 2023, judgment will be entered in the case. Post judgment interest shall only apply to the $1.5 million principal due.

Note 16. Subsequent Events

On February 17, 2023, the Board of Directors agreed to issue a non-interest bearing promissory note to the Chairman in the principal amount of $25,000 together with 50,000 shares of common stock of the Company.

F-22